UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 5, 2015

Piedmont Natural Gas Company, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

North Carolina	1-6196	56-0556998
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4720 Piedmont Row Drive, Charlotte, North Carolina		28210
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	704-364-3120

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 5, 2015, the Board of Directors of Piedmont Natural Gas Company, Inc. ("Company") fixed the number of directors constituting the entire Board of Directors at twelve. Also on June 5, 2015, the Board of Directors appointed Gary A. Garfield as a Class III director to serve effective immediately and until the 2016 annual meeting of shareholders, at which time he will stand for election as a director by the shareholders. Mr. Garfield currently serves as CEO and President of Bridgestone Americas, Inc., a subsidiary of Bridgestone Corporation, and has held these positions since March 2010. After a March 2011 election as Vice President and Senior Officer of Bridgestone Corporation, Garfield was promoted to his current role, Senior Vice President of Bridgestone Corporation, on September 1, 2014. Bridgestone Americas, Inc. is headquartered in Nashville, Tennessee.

Upon the effective date of his appointment to the Company’s Board of Directors, Mr. Garfield will serve on the Board’s Compensation Committee and Finance and Enterprise Risk Committee and shall be entitled to the Company’s standard director compensation package, as such package may be modified from time to time by the Board of Directors. The current director compensation package consists of an annual Board retainer of $60,000, a fee of $1,000 for each Board and Committee meeting attended (each of the foregoing amounts includes a 25% stock match if Mr. Garfield elects to invest his retainer and fees in Company common stock through the Company’s Dividend Reinvestment and Stock Purchase Plan), an annual equity grant of $90,000, and a charitable contribution match of up to $2,500.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Piedmont Natural Gas Company, Inc.

June 5, 2015	By:	Judy Z. Mayo

Name: Judy Z. Mayo
Title: Vice President, Corporate Secretary and Deputy General Counsel